Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Experts”, “Summary Consolidated Financial, Operating and Pro Forma Data”, and “Selected Consolidated Financial and Operating Data” and to the use of our report dated May 14, 2004, in the Registration Statement (Form S-1 No. 333-XXXXX) and related Prospectus of Enersys dated May 14, 2004.

/s/ Ernst & Young LLP

Philadelphia, PA

May 14, 2004